UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report: December 11, 2014
Date of earliest event reported: December 8, 2014

EURAMAX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-05978 (Commission File Number)	58-2502320 (I.R.S. Employer Identification Number)
303 Research Drive, Suite 400 Norcross, GA 30092 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:                 (770) 449-7066

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.
On December 8, 2014, Euramax Holdings, Inc. (“Euramax” or the "Company") entered into a Seventh Amendment to the Amended and Restated Senior Secured Revolving Credit and Guaranty Agreement (the "ABL Credit Facility"). This amendment changed the springing maturity date from January 1, 2016 to January 31, 2016. As amended by the Seventh Amendment, the ABL Credit Facility terminates on March 1, 2018, unless the Company fails, by December 31, 2015, to extend the maturity dates of its $375 million aggregate principal amount of outstanding 9.5% Senior Secured Notes due April 1, 2016 and its $125 million aggregate principal amount senior unsecured loan facility (currently maturing October 1, 2016) to May 30, 2018 or thereafter, in which case, the ABL Credit Facility will instead terminate on January 31, 2016 (unless, in any case, it is terminated earlier for an event of default or by the borrowers for convenience).
The description of the Seventh Amendment to the ABL Credit Facility set forth above is not complete and is qualified entirely by reference to the full text of the Seventh Amendment to the ABL Credit Facility filed herewith as Exhibit 10.1 to this Current Report on Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.
Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

10.1
Seventh Amendment to the Amended and Restated Senior Secured Revolving Credit and Guaranty Agreement, dated December 8, 2014, by and among Euramax International, Inc., as borrower, Euramax Holdings, Inc. and Amerimax Richmond Company, as guarantors, Regions Bank, as Collateral and Administrative Agent and Regions Business Capital, as Sole Lead Arranger and Bookrunner

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   December 11, 2014

EURAMAX HOLDINGS, INC.

By:	/s/ Mary S. Cullin
Name: Mary S. Cullin
Title: Senior Vice President, Chief Financial Officer and Treasurer.